Exhibit 4.13 (a)

English translation for information only

EURO DISNEYLAND EN FRANCE – PHASE IA

1 December 2004

Amendment and Restatement Agreement – Phase IA

Advances
Partners’ Advances Agreement dated 26 April, 1989

Between
Euro Disneyland Participations S.A.
CALYON
BNP PARIBAS
BRED Banque Populaire
Casden – Banques Populaires
Crédit Agricole SA
Caisse Régionale de Crédit Agricole Mutuel d’Ile de France
Caisse Régionale de Crédit Agricole Mutuel de la Brie
Dexia Crédit Local
Natexis Banques Populaires
Kodak Pathé
Société du Louvre
Sofinco
Axa Banque
ABN AMRO Bank
Fortis Banque France
Crédit Foncier de France
Banque Hervet
Compagnie Financière de Rothschild
Société Nancéenne Varin Bernier

And
Euro Disneyland S.N.C.

Agent
CALYON

Legal advisers to the Agent

Slaughter and May
112, avenue Kléber
75116 Paris

Legal advisers to the Borrowers

Freshfields Bruckhaus Deringer

2 - 4, rue Paul Cézanne

75008 Paris

Contents

1.	DEFINITIONS

2.	AMENDMENT AND RESTATEMENT OF THE CONTRACT

3.	CONDITIONS PRECEDENT

4.	REPRESENTATIONS AND WARRANTIES

5.	UNDERTAKINGS

6.	EFFECTIVE DATE

7.	TERMINATION

8.	AGENT

9.	COSTS AND EXPENSES

10.	NO NOVATION

11.	SEVERABILITY OF PROVISIONS

12.	LANGUAGE

13.	GOVERNING LAW

14.	JURISDICTION

BETWEEN:

1.                                       ABN AMRO, whose registered office is at 3 Avenue Hoche, 75008 PARIS,

2.                                       AXA BANQUE, whose registered office is at 33 rue Cambon, 75001 PARIS,

3.                                       BANQUE HERVET, whose registered office is at 1 Place de la Préfecture, 18000 BOURGES,

4.                                       BNP PARIBAS, whose registered office is at 16 Boulevard des Italiens, 75009 PARIS,

5.                                       BRED BANQUE POPULAIRE, whose registered office is at 5 Avenue du Château, 94300 VINCENNES,

6.                                       CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE LA BRIE, whose registered office is at 24 Avenue du Maréchal Foch, 77100 MEAUX,

7.                                       CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL D’ILE DE FRANCE, whose registered office is at 26 Quai de la Rapée, 75012 PARIS,

8.                                       CALYON, whose registered office is at 9 quai du Président Paul Doumer, 92920 Paris La Défense,

9.                                       CASDEN – BANQUES POPULAIRES, whose registered office is at 91 Cours des Roches, Noisiel, 77424 MARNE-LA-VALLEE Cedex 02,

10.                                 COMPAGNIE FINANCIERE DE ROTHSCHILD, whose registered office is at 47 rue du Faubourg Saint-Honoré, 75008 PARIS,

11.                                 CREDIT AGRICOLE SA , whose registered office is at 91-93 Boulevard Pasteur, 75015 PARIS,

12.                                 CREDIT FONCIER DE FRANCE, whose registered office is at 19 rue des Capucines, 75001 PARIS,

13.                                 DEXIA CREDIT LOCAL, whose registered office is at 7-11 Quai André Citroën, B.P. 1002, 75901 PARIS Cedex 15,

14.                                 EURO DISNEYLAND PARTICIPATIONS S.A.S., whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

15.                                 FORTIS BANQUE, whose registered office is at 29, quai de Dion Bouton 92800 Puteaux,

16.                                 KODAK PATHE, whose registered office is at 26, rue Villiot, 75012 PARIS,

17.                                 NATEXIS BANQUES POPULAIRES, whose registered office is at 45 rue Saint-Dominique, 75007 PARIS,

18.                                 SOCIETE DU LOUVRE, whose registered office is at 58 Boulevard Gouvion-Saint-Cyr, 75017 PARIS,

19.                                 SOCIETE NANCEENNE VARIN BERNIER, whose registered office is at 4, place André Maginot 54017 Nancy,

20.                                 SOFINCO, whose registered office is at 27 rue de la Ville l’Evêque, 75008 PARIS,

(hereinafter referred to together as the “Partners” and, individually, a “Partner”)

TOGETHER, OF THE FIRST PART

And

21.                                 EURO DISNEYLAND S.N.C., a French société en nom collectif whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

(hereinafter referred to as the “S.N.C.”)

OF THE SECOND PART

And

CALYON, whose registered office is at 9 quai du Président Paul Doumer, 92920 Paris La Défense, en qualité d’Agent,

(hereinafter referred to as the “Agent”)

OF THE THIRD PART

WHEREAS:

(A)                             Pursuant to a partners’ advances agreement dated 26 April, 1989 (the “Agreement”) the Partners have made long term advances to the S.N.C. in a maximum principal amount of 2 billion French francs, for the purposes of financing the development of Phase IA.

(B)                               Since that date, (i) certain amendments (the “Amendments”) have been made to the Contract by an amendment agreement dated 10 August, 1994, and (ii) the Partners have become parties to the subordination agreement between Euro Disney S.C.A., the senior creditors and the CDC dated 19 October 1999.

(C)                               The Euro Disney Group having encountered fresh financial difficulties, a memorandum of agreement signed on 8th June 2004, between Euro Disney S.C.A., EDL Hôtels, Euro Disneyland S.N.C., S.N.C. Hotel Companies, TWDC, CDC, as well as the Phase IA Banks, the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders, represented by their respective agents BNP PARIBAS or CALYON, and approved by the steering committee (subsequently amended following the letter from Euro Disney S.C.A to the Creditors, dated 20 September 2004) set out the measures necessary with a view to restoring the financial balance of the Euro Disney Group; the memorandum of agreement, as amended was accepted by a letter signed by all parties on 30th September, 2004 (the “Memorandum of Agreement”).

(D)                              The Memorandum of Agreement provided for a certain number of measures, including an increase in the share capital of Euro Disney S.C.A. and a reorganisation of the Euro Disney Group, consisting of the conversion of Euro Disney Associés S.N.C. into a société en commandite par actions and the transfer by Euro Disney S.C.A. of all or substantially all of its assets and liabilities to Euro Disney Associés S.C.A., the latter thereby becoming the operator of Disneyland Resort, Paris.

(E)                                As a consequence of the signature of the Memorandum of Agreement and in order to assist its implementation, a certain number of amendments are required to be made to the Agreement; in addition, the parties wish, for the sake of convenience, to produce a consolidated version of the Agreement containing the Amendments, and secondly, to exclude from the text of the Agreement all historical provisions which have become unnecessary, to update certain obsolete references,

(F)                                The aim of this Contract is therefore to insert the Amendments into the Agreement, to amend the Agreement in accordance with paragraph (E) above and to restate the Agreement’s unamended provisions.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.                                     DEFINITIONS

For the application of the Agreement and its Schedules, except where the context otherwise requires, the terms defined in the Contract, the Common Agreement or in the “Covenants” (as the Contract, the Common Agreement or the Common Covenants have been modified at the date hereof) have the same meaning as is given to them therein, and, with the exception of the terms defined in the parties and the recitals or, as applicable, as defined in the Phase IA Credit Amendment and Restatement Agreement, the following terms have the following meanings :

“Amended and Restated Agreement” means the Agreement as amended and restated pursuant to the provisions of Clause 2 (Amendments and Restatement of the Agreement), the text of which is set out in Schedule 2

“Common Agreement” means the agreement dated to August 1994 between Euro Disney S.C.A., acting for itself and for the account of its subsidiaries listed in the annex thereto, EDL Hotels S.C.A., acting for itself and for the account of its subsidiaries listed in the annex thereto, Euro Disneyland S.N.C., the S.N.C. Hotel Companies, the Phase IA Banks, CDC, the Phase IA Partners, the Phase IB Banks, the Phase IB Lenders and CDC.

“Common Agreement Amendment and Restatement” means the agreement dated 1 December 2004 amending and restating the Common Agreement.

“Completion of Share Capital Increase” means in connection with one of the actions agreed in the Memorandum of Agreement that the new shares of Euro Disney S.C.A. have been subscribed for, fully paid up in cash and issued, for a gross minimum amount of € 250,000,000, and that the net product has been paid to Euro Disney S.C.A.

“Completion of Share Capital Increase Date” means the date of the Completion of Share Capital Increase.

“Contract” means this contract, including its Schedules.

“Contract Date” means the date of the signature of this contract.

“Contribution” means the contribution by Euro Disney to Euro Disney Associés as described in the Contribution Agreement.

“Contribution Agreement” means the contribution agreement between Euro Disney Associés S.C.A and Euro Disney S.C.A dated 30th September 2004, as amended on 8th November, 2004, as it shall be approved by the extraordinary shareholders’ meetings of each such company.

“Phase IA Credit Amendment and Restatement Agreement” means the agreement dated 1 December 2004 amending and restating the Phase IA Credit Agreement.”

“Restatement Date” means the date on which all the conditions precedent specified in Article 3 (conditions precedent) and which are not waived by the Agent shall be satisfied.

“Restructuring Commission” means the commission which Euro Disney S.C.A. has undertaken to pay to the Partners in relation to the restructuring, pursuant to the provisions of Clause 7.2.1 (Commission) of the Memorandum of Agreement.

“Steering Committee” means the working group representing the creditors of the Senior Debt (other than CDC), set up in connection with the financial restructuring of the Euro Disney Group.

2.                                     AMENDMENT AND RESTATEMENT OF THE CONTRACT

The parties hereby agree:

(A)                              to produce a consolidated version of the Agreement including the Amendments; and

(B)                                to amend such consolidated version so as to:

(1)                                 remove from the text any obsolete provision, and update certain out-of-date references; and

(2)                                 to implement the Memorandum of Understanding; and

(C)                                to restate on the Restatement Date the remaining terms of the Agreement which have not been amended,

all of which upon the terms of the Amended and Restated Agreement.

3.                                     CONDITIONS PRECEDENT

The entry into force of this Contract is subject (to the extent set out in Clause 5 (Effective Date) to the receipt by the Agent of the following documents and payments and to confirmation by the Agent that these documents and payments are in all respects satisfactory, provided that the Lenders’ Agent shall have the discretion, acting on the instruction of the Partners, to waive any of the following conditions:

(A)                              On 1 December 2004 at the latest:

1)              payment or re-imbursement of: (i) the amount payable by way of Restructuring Commission, and (ii) all other sums payable by way of commission and referred to in clause 12.6 of the Agreement;

(2)          a copy signed by all the parties or a copy certified as being conform, complete and up to date of the following documents :

a)              documents referred to in clause (A) (2) excluding paragraphs (s) and (t) of Clause 6 (Conditions precedent) of the Phase IA Credit Amendment and Restatement Agreement;

b)             Phase IA Credit Amendment and Restatement Agreement;

c)              Legal opinions of Freshfields Bruckhaus Deringer, advisers to the Borrowers as to French law, of Cleary Gottlieb Steen and Hamilton, special counsel to TWDC, Disney Enterprises Inc., Euro Disney Investments Inc., EDL SNC Corporation, Euro Disney Investments SAS, EDL Corporation SAS and Euro Disney Associés S.CA. (previously Euro Disney Associés S.N.C.) as to New York and Delaware law and French law, substantially in the form contained in Schedule 3, of De Brauw Blackstone Westbroek, advisers to the Agent as to Dutch law and Slaughter and May as advisers to the Agent as to French law.

(3)      satisfaction of the conditions precedent to the entry into force (subject only to the provisions subject to the realisation of the conditions precedent at the Share capital Increase Completion Date) of:

(a)                          Phase IA Credit Amendment and Restatement Agreement

(b)                         Phase IB Credit Amendment and Restatement Agreement

(c)                          Phase IA Advances Amendment and Restatement Agreement

(d)                         Common Agreement Amendment and Restatement

(e)                          amended and restated agreement relating to the granting of ordinary loans referred to in the second part of the definition of CDC Agreement Relating to the Granting of Ordinary Loans

(f)                            amended and restated agreement relating to the granting of participating loans referred to in the second part of the definition of CDC Agreement Relating to the Granting of Participating Loans

(g)                         amended and restated Loan agreements (tranches A, B, C and D) referred to in (a) of the definition of CDC Second Park Agreements

(h)                         amended and restated subordination agreement referred to in the second part of (c) of the definition of CDC Second Park Agreements;

(B)                                no later than the Share Capital Increase Completion Date:

(1)                             a copy signed by all parties or a copy certified to be true complete and up to date, of the documents referred to in clause (B)(2) of clause 6 (Conditions Precedent) of the Phase IA Credit Amendment and Restatement Agreement;

(2)                           Certificate from the SNC :

(i)                                Indicating the names of all the persons authorised, as at the date of such certificate, to act in its name and on its behalf in connection with the Agreement and the Common Agreement, specifying the extent of their authority and attaching a specimen of their respective signatures;

(ii)                             Declaring and warranting that at the Date of the Agreement (i) the SNC has not signed, nor envisages signing, any document other than those referred to in the Agreement, (ii) all the representations and warranties given under paragraph (A) of Clause 4 (Representations and warranties) are correct;

(3)                      Certificate from Euro Disney SCA certifying that the documents listed in Clause 6 (A) (2) excluding paragraphs (s) and (t) and in clause (B)(2) paragraphs (a), (c), (g) and (h) to (l) of Clause 6 (Conditions precedent) of the Phase IA Credit Amendment and Restatement Agreement have been signed and are in force;

(4)                      Satisfaction of all the conditions to the entry in force of all the provisions of the following agreements:

(a)                                       Phase IA Credit Amendment and Restatement Agreement;

(b)                                      Phase IB Credit Amendment and Restatement Agreement;

(c)                                       Phase IA Advances Amendment and Restatement Agreement;

(d)                                      Common Agreement Amendment and Restatement;

(e)                                       amended and restated agreement relating to the granting of ordinary loans referred to in the second part of the definition of CDC Agreements Relating to the Granting of Ordinary Loans

(f)                                         amended and restated agreement relating to the granting of participating loans referred to in the second part of the definition of CDC Agreements Relating to the Granting of Participating Loans;

(g)                                      amended and restated loan agreements (tranches A, B, C and D) referred to in (a) of the definition of CDC Second Park Loan Agreements;

(h)                                      amended and restated subordination agreement referred to in the second part of (c) of the definition of CDC Second Park Agreements.

(5)          satisfaction of the conditions precedent referred to in paragraph (B)(6) of clause 6 (Conditions Precedent) of the Phase IA Credit Amendment and Restatement Agreement;

(6)          Certificate from Euro Disney Associés S.C.A. confirming that the Contribution is in full force and effect and guaranteeing that (i) all the formalities relating to the Contribution have been carried out, (ii) Euro Disney Associés S.C.A. has good title to all the rights and obligations transferred in accordance with the Contribution Agreement, and (iii) there are no assets and liabilities of Euro Disney S.C.A., other than those excluded by the Contribution Agreement, which have not been transferred to Euro Disney Associés S.C.A..

The Agent is authorised to deliver to CDC, BNP PARIBAS and CALYON as agents for the Phase IA Banks, the Phase IB Banks and the Phase IB Lenders, a copy of any of the above documents.

4.                                     REPRESENTATIONS AND WARRANTIES

The S.N.C. represents and warrants to the Agent and the Partners that as at the Contract Date:

(A)                              the entering into and the performance by it of its obligations under the agreements and documents referred to in Clause 3 (Conditions Precedent), to which it a party:

(1)                                 are in all respects within its legal capacity as a company and have been duly authorised and all necessary action in this respect has been taken or will be taken at the latest by (i) the Completion of Share Capital Increase Date in relation to the documents which the Memorandum of Agreement provides will enter into force on that date and (ii) the Effective Date in relation to all other documents;

(2)                                 do not in any respect violate any applicable law;

(3)                                 do not in any respect violate its statuts; and

(4)                                 will not in any respect constitute a default under the Master Agreement, or under any agreement to which it or Phase IA assets are subject;

(B)                                all authorisations required to enable it to enter into and perform its obligations under any of the documents referred to in sub-clause (A) above have been granted or obtained, or will have been granted or obtained, at the latest by (i) the Completion of Share Capital Increase Date in relation to the documents which the Memorandum of Agreement provides will enter into force on that date and (ii) the Effective Date (as defined in the Memorandum of Agreement) in relation to all other documents;

(C)                                each of the agreements referred to in clause 3 (Conditions Precedent) above, once in full force and effect, will constitute legally valid and binding obligations in accordance with their terms;

(D)                               there are no proceedings pending before any court, arbitrator, tribunal, administrative or governmental authority or other body having authority over it and, to its knowledge, no judgement or award has been given or made by, any court, arbitrator, tribunal, administrative or governmental authority or other body having authority over it which, in either case, would be likely to have a material adverse effect on its ability to perform its obligations under any agreement listed in Clause 3 (Conditions Precedent) or its financial condition;

(E)                                 no guarantee, security (cautionnement) or any security given to secure the obligations of persons other than themselves exists, except for those provided in the Agreement, the Common Agreement or documents listed in Clause 3 (Conditions Precedent).

5.                                     UNDERTAKINGS

The Borrower undertakes to supply to the Agent no later than 15 December 2004 the following documents:

A.           A copy certified as conform, complete and up to date by an authorised representative of the relevant company, of the following documents:

1)              By-laws of the SNC;

2)              Minutes of the proceedings (if any) of the competent bodies of the SNC authorising (i) the signing of the Agreement and the Common Agreement Amendment and Restatement and any other agreement or document requiring the signature of the SNC in accordance thereof and (ii) the implementation of the provisions of the financial and legal restructuring as provided for in the Memorandum of Agreement;

B.             Extraits K bis delivered by the secretariat of the relevant commercial court relating to the SNC.

6.                                     EFFECTIVE DATE

(A)                             The provisions of this Contract, other than those in Clause 2 (Amendment and Restatement of the Agreement) will enter into force on the date on which all the conditions precedent set out in Clause 3 (Conditions Precedent) have been satisfied.

(B)                               The provisions of Clause 2 (Amendment and Restatement of the Agreement) will enter into force subject to all the conditions precedents referred to Clause 3 (Conditions Precedent) having been satisfied.

7.                                     TERMINATION

(A)                             In the event that the Completion of Share Capital Increase or completion of the Contribution has not taken place by 31 March 2005, and if, at the end of the consultation procedure provided for in paragraph (a) of clause 7.7 (Termination) of the Memorandum of Agreement, certain provisions of the Memorandum of Agreement have been terminated in accordance with paragraph (b) of Clause 7.7 (Termination), this Contract will be terminated.

The termination of this Contract will take effect from the date on which the termination of such provisions of the Memorandum of Agreement referred to above takes effect.

(B)                               In the event that the conditions precedent set out in Clause (A) of Clause 3 (Conditions Precedent) are not satisfied before 1 December 2004, the Agent, acting on the instructions of the Partners, shall have the right to terminate this Contract.

8.                                     AGENT

Each Partner severally represents and warrants to the Agent and to the members of the Steering Committee, that it has made its own investigations, without reying on the Agent or the Steering Committee into the financial situation and activities of the SNC and into the Phase IA assets and the Project; furthermore each Bank represents and warrants that it has not relied upon any opinion given by the Agent or the Steering Committee in relation to the Contract, its Schedules, the Common Agreement Amendment and Restatement and its schedules, the other contracts, consents and documents listed in Clause 3 (Conditions precedent), and all other documents, agreements or consents signed or entered into by reason of the signature of the Contract or the Memorandum of Agreement.

9.                                     COSTS AND EXPENSES

The S.N.C. undertakes to reimburse all costs and expenses incurred by the Agent in accordance with the provisions of Clause 7.2.2 (Costs) of the Memorandum of Agreement.

10.                              NO NOVATION

Clauses of the Agreement which are not expressly amended by the terms of this Contract shall remain unchanged.  The Contract will not effect a novation in respect of the indebtedness arising under the Agreement.

11.                              SEVERABILITY OF PROVISIONS

The invalidity, illegality or unenforceability of any provision of this Agreement in any relevant jurisdiction shall not affect the validity, legality or enforceability of that provision in any other jurisdiction or any other provision of this Agreement, the Contract or the Amended and Restated Contract.

12.                              LANGUAGE

This Contract has been drawn up and executed in the French language and the French text shall prevail in the event of any discrepancy between such text and any version thereof which may exist in another language.

13.                              GOVERNING LAW

This Contract shall be governed by and interpreted in accordance with the laws of France.

14.                              JURISDICTION

Any dispute between the parties arising from this Contract, including, without limitation, disputes relating to the validity or the interpretation thereof, or the performance by any party of its obligations thereunder shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

Signed in Paris

On 1 December 2004

In 3 original copies

Euro Disneyland S.N.C.

By :	Dominique Le Bourhis

CALYON

Acting in its capacity as Agent in the name and for the account of the Partners, the names of which are set out in Schedule 1, by: Michel Anastassiades and Jean-Hervé Cariou

SCHEDULE 1

Partners

BANK
AXA BANQUE
137 rue Victor Hugo
92687 Levallois Cedex
Tel : 33 1 55 62 83 70
Fax : 33 1 55 62 81 22
Attention: Robert SENEMAUD

ABN AMRO BANK
3 Avenue Hoche
75008 Paris
Tel : 33 1 56 21 99 56
Fax : 33 1 56 87 75 40
Attention: Dominique Laurier / Claudie Chevreul

BANQUE HERVET
184 avenue Frédéric et Irène Joliot-Curie
TSA 50003 - 92729 Nanterre Cedex
Tel : 33 1 57 66 52 54
Fax : 33 1 57 66 54 16
Attention: Jean MESSINESI

BNP PARIBAS
37, Place du Marché St Honoré
75001 Paris
Tel : 33 1 43 16 91 92 / 33 1 43 16 91 96
Fax : 33 1 43 16 90 47
Attention: Martine Aubert / Olivier Jean

BRED
18 quai de la Rapée
75012 Paris
Tel : 33 1 40 04 75 58 / 33 1 40 04 74 06
Fax : 33 1 40 04 71 37
Attention: Frédérique Berthod / Daniel Roux

CALYON
9 Quai du Président Paul Doumer
92920 Paris La Défense Cedex
Tel : 33 1 41 89
Fax : 33 1 41 89 18 92
Attention: Jean-Hervé CARIOU

CASDEN BANQUES POPULAIRES
91 Cours des Roches
77186 Noisiel
Tel : 33 1 64 80 32 74
Fax : 33 1 64 62 22 88
Attention: Patrick Sebert

CIE FINANCIERE DE ROTHSCHILD
47, rue du Faubourg St Honoré
75008 Paris
Tel : 33 1 40 17 25 25
Fax : 33 1 40 17 31 10
Attention: Eric Popard

BANK
CRCA BRIE
24 Avenue du Maréchal Foch
BP 205
77101 Meax Cedex
Tel : 33 1 65 25 94 68 / 33 1 60 25 94 02
Fax : 33 1 60 25 96 68
Attention: Agnès Coulombe / Monique Milville

CRCA ILE DE FRANCE
26, quai de la Rapée
75012 Paris
Tel : 33 1 44 73 31 62 / 33 1 44 73 26 37
Fax : 33 1 44 73 15 02 / 33 1 44 73 15 86
Attention: Ghislaine Soleilhet / Olivier Rabaux

CREDIT AGRICOLE SA
C/O CALYON
9 Quai du Président Paul Doumer
92920 Paris La Défense Cedex
Tel : 33 1 41 89 00 00
Fax : 33 1 41 89 18 92
Attention: Jean-Hervé CARIOU / Patrick Savignac

CREDIT FONCIER DE FRANCE
Direction des Engagements
4 quai de Bercy
94224 Charenton Cedex
Tel : 33 1 57 44 99 94 / 33 1 57 44 89 92
Fax : 33 1 57 44 79 44
Attention: Phlippe Lestang / Maurice Boukobza

DEXIA CREDIT LOCAL
76 rue de la Victoire
75320 Paris Cedex 09
Tel : 33 1 43 92 73 23
Fax : 33 1 43 92 74 00
Attention: Nathalie DERUE

EURO DISNEYLAND PARTICIPATIONS S.A.S
Immeubles Administartifs
Route Nationale 34
77000 Chessy
Tel : 33 1 64 74 59 45
Fax : 33 1 64 74 56 36
Attention: Dominique Le Bourhis

FORTIS BANQUE FRANCE
29-30 quai de Dion Bouton
92800 Puteaux
Tel : 33 1 55 67 88 20 / 33 1 55 67 79 20
Fax : 33 1 55 67 81 72
Attention: Henri de Rochebrune / Angeline Fusil

NATEXIS BANQUES POPULAIRES
45/51 rue St Dominique
75007 Paris
Tel : 33 1 58 19 28 42 / 33 1 58 32 30 00
Fax : 33 1 58 19 29 96
Attention: Régine Allombert-Blanc / Eric Piette

BANK
KODAK PATHE
26, rue Villiot
75594 Paris Cedex 12
Tel : 33 1 40 01 34 99
Fax : 33 1 40 01 36 44
Attention: Philippe Gillet

SOCIETE DU LOUVRE
10 Avenue de Friedland
75008 Paris
Tel : 33 1 45 64 50 00
Fax : 33 1 42 89 13 10
Attention: Laurent Aymard

SOFINCO
rue du Bois Sauvage
91038 Evry Cedex
Tel : 33 1 60 76 35 82 / 33 1 60 76 36 36
Fax : 33 1 60 76 39 02
Attention: Christian Leprince

STE NANCEENNE VARIN BERNIER
4, Place André Maginot
54074 Nancy Cedex
Tel : 33 3 83 34 51 16
Fax : 33 3 83 34 53 25

SCHEDULE 2

Amended and Restated Agreement

[See Exhibit 4.13 (b) of the Form 20-F]

SCHEDULE 3

Legal Opinions

[The following exhibits only exist in French and, absent an English translation, have been summarized as follows:

(1)            the legal opinion of Freshfields Bruckhaus Deringer dated December 1, 2004 addressed to BNP Paribas in its capacity as agent for the Phase IA Banks and to CALYON in its capacity as agent for the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders concerning the due authorization and valid existence of certain entities executing various agreements related to the financial restructuring of the Company; and

(2)            the legal opinion of Freshfields Bruckhaus Deringer dated December 1, 2004 addressed to BNP Paribas and CALYON as agents to certain lenders concerning the due authorization and valid existence of certain entities signing certain agreements related to the contribution of nearly all of the assets and liabilities of the Company to Euro Disney Associés S.C.A.]

English translation for information only

December 1, 2004

BNP Paribas

E.C.E.P.

Project Finance

37, place du Marché St-Honoré

75001 Paris

as Agent under the

Contrat d’Ouverture de Crédit Multidevises

dated September 5, 1989, as amended

among Euro Disney SCA, Euro Disneyland SNC

and various lenders represented by BNP Paribas

Calyon

9, quai Paul Doumer

92920 Paris La Défense Cedex

as Agent under the

Contrat d’Avances d’Associés

dated April 26, 1989, as amended

among Euro Disneyland SNC

and various lenders represented by Calyon;

Contrat d’Ouverture de Crédit

dated March 25, 1991, as amended

among EDL Hôtels SCA, certain SNCs

and various lenders represented by Calyon; and

Contrat d’Avances

dated March 25, 1991, as amended

among certain SNCs, EDL Hôtels SCA as guarantor

and various lenders represented by Calyon.

Ladies and Gentlemen:

We have acted as special French counsel to The Walt Disney Company (“TWDC”), Euro Disney Investments, Inc. (“EDI”), EDL SNC Corporation (“EDS”), Euro Disney Investments SAS (“EDI SAS”), EDL Corporation SAS (“EDS SAS”) and Euro Disney Associés SNC (“EDA”) in connection with (i) the 2004 Standby Revolving Credit Agreement dated September 30, 2004 (the “Standby Credit Agreement”) between TWDC and Euro Disney SCA; (ii) two share capital increases of EDA, each in an amount of €192,025,892.32 (including share issue premium), subscribed for by EDI and EDS, respectively, by way of set-off against certain receivables; (iii) a share capital reduction of EDA in an amount of €235,541,130.69; (iv) the contribution (apport) by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA; and (v) the transformation of EDA into a French société en commandite par actions (collectively, the “Transactions”).

This opinion is delivered to you pursuant to Section 6(A)(2)(aa) of the Convention de Modifications et de Réitération – Crédit Phase IA dated December 1, 2004 among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas as Agent; Section 3(A)(2)(c) of the Convention de Modifications et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon as Agent; Section 5(A)(2)(c) of the Convention de Modifications et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and Section 5(A)(2)(c) of the Convention de Modifications et de Réitération – Avances Phase IB dated December 1, 2004 among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.

In arriving at the opinions expressed below, we have reviewed and relied upon the following documents (the “Documents”):

(a)                                  a certified copy of the minutes of the decision of September 29, 2004 of the partners of EDA, appointing Mr. Philippe Coen, as Gérant of EDA;

(b)                                 a certified copy of the statuts (by-laws) of EDA, up-to-date as of September 30, 2004 (after the decisions of September 30, 2004 of the partners of EDA in respect of, among other things, two share capital increases and a share capital reduction of EDA and the approval of EDI SAS and EDS SAS as new partners of EDA);

(c)                                  a certified copy of the statuts (by-laws) of EDA, up-to-date as of September 30, 2004 (after the decisions of September 30, 2004 of the sole shareholder of each of EDI SAS and EDS SAS in respect of, among other things, the contribution by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA; and before the transformation of EDA into a société en commandite par actions);

(d)                                 a certified copy of the statuts (by-laws) of EDI SAS, EDS SAS and EDA, up-to-date as of November 30, 2004;

(e)                                  an extrait K-bis dated November 26, 2004 from the Registre du commerce et des sociétés of Meaux with respect to each of EDI SAS, EDS SAS and Euro Disney Associés SCA;

(f)                                    a certified copy of the statements of account issued by EDA’s Gérant, with respect to each of EDI’s and EDS’s receivables against EDA, in the amount of €192,025,892.32 each;

(g)                                 a certified copy of the reports issued by PricewaterhouseCoopers Audit dated September 30, 2004 certifying the accuracy of the statements of account issued by EDA’s Gérant, with respect to each of EDI’s and EDS’s receivables against EDA, in the amount of €192,025,892.32 each;

(h)                                 a certified copy of the minutes of the decisions of September 30, 2004 of the partners of EDA in respect of, among other things, the two share capital increases of EDA, in an aggregate amount of €384,051,784.64 (including share issue premium) subscribed for by EDI and EDS; the share capital reduction of EDA in an amount of €235,541,130.69; and the approval of EDI SAS and EDS SAS as new partners of EDA;

(i)                                     a certified copy of the Contribution Agreement (contrat d’apport) between EDI and EDI SAS, dated September 30, 2004;

(j)                                     a certified copy of the report by Dominique Ledouble and Jean-Pierre Colle, acting as contribution appraisers (commissaires aux apports), dated September 22, 2004, relating to the contribution by EDI to EDI SAS of its shares (parts sociales) in EDA, and the related certificate of filing of such report dated September 22, 2004 from the Registre du commerce et des sociétés of Meaux;

(k)                                  a certified copy of the minutes of the decisions of September 30, 2004 of the sole shareholder of EDI SAS, in respect of, among other things, the contribution by EDI to EDI SAS of its shares (parts sociales) in EDA and the related share capital increase of EDI SAS;

(l)                                     a certified copy of the certificate issued by EDA’s Gérant dated September 30, 2004 certifying delivery by EDI SAS of the Contribution Agreement at the registered office of EDA;

(m)                               a certified copy of the Contribution Agreement (contrat d’apport) between EDS and EDS SAS, dated September 30, 2004;

(n)                                 a certified copy of the report by Dominique Ledouble and Jean-Pierre Colle, acting as contribution appraisers (commissaires aux apports), dated September 22, 2004, relating to the contribution by EDS to EDS SAS of its shares (parts sociales) in EDA, and the related certificate of filing of such report dated September 22, 2004 from the Registre du commerce et des sociétés of Meaux;

(o)                                 a certified copy of the minutes of the decisions of September 30, 2004 of the sole shareholder of EDS SAS, in respect of, among other things, the contribution by EDS to EDS SAS of its shares (parts sociales) in EDA and the related share capital increase of EDS SAS;

(p)                                 a certified copy of the certificate issued by EDA’s Gérant dated September 30, 2004 certifying the delivery by EDS SAS of the Contribution Agreement at the registered office of EDA;

(q)                                 a certified copy of the minutes of the partners’ meeting of September 30, 2004 of EDA in respect of, among other things, the transformation of EDA into a French société en commandite par actions; and

(r)                                    a certified copy of the Standby Credit Agreement.

The opinions below are given solely on the basis of the laws of the French Republic as currently in effect and we have made no investigation of any other laws which may be relevant to the Documents, any transaction contemplated therein (including the Transactions) and/or the opinions below.  In addition, the opinions below do not and shall not purport to address any tax aspect or treatment of the Documents or any transactions contemplated therein (including the Transactions) or the tax position of any of the parties to the Documents.

In rendering the opinions expressed below, we have assumed and not independently verified:

(1)                                  the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

(2)                                  that each of the parties to each of the Documents (other than EDI SAS and EDS SAS) is and was at the time of the Transactions duly incorporated and validly existing and has and had at the time of the Transactions the corporate power and authority to enter into the Documents to which it is a party;

(3)                                  that the execution, delivery and performance of each of the Documents by each of the parties thereto (other than EDI SAS and EDS SAS) were duly and validly authorized by all necessary corporate action in accordance with any applicable laws;

(4)                                  that each of the Documents has been duly executed and delivered by all parties thereto (other than EDI SAS and EDS SAS); and

(5)                                  the accuracy and completeness at all relevant times of the statements of fact (including without limitation representations and warranties to the extent they relate to matters of fact) contained in the Documents.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.                                       On November 26, 2004, each of EDI SAS and EDS SAS was validly existing as a French société par actions simplifiée.

2.                                       On November 26, 2004, EDA was validly existing as a French société en commandite par actions.

3.                                       On September, 30, 2004 at 4:30 p.m. (Paris time), the two share capital increases of EDA each in an amount of €192,025,892.32 (including share issue premium), were duly authorized by all requisite actions of EDA’s corporate bodies and the corresponding 1,133,176,122 shares (parts sociales) of EDA issued to each of EDI and EDS were duly authorized and validly issued.

4.                                       On September, 30, 2004 at 4:30 p.m. (Paris time) and immediately following the two share capital increases referred to in paragraph 3 above, the share capital reduction of EDA in an amount of €235,541,130.69 was duly authorized by all requisite actions of EDA’s corporate bodies.

5.                                       On September 30, 2004 at 5 p.m. (Paris time), the contribution (apport) by EDI to EDI SAS of 366,659,494 shares (parts sociales) of EDA was duly authorized by all requisite actions of EDI SAS’s corporate bodies and the corresponding shares in EDI SAS were duly authorized and validly issued.

6.                                       On September 30, 2004 at 5:15 p.m. (Paris time), the contribution (apport) by EDS to EDS SAS of 366,659,494 shares (parts sociales) of EDA was duly authorized by all requisite actions of EDS SAS’s corporate bodies and the corresponding shares in EDS SAS were duly authorized and validly issued.

7.                                       On September 30, 2004 at 6 p.m. (Paris time), the transformation of EDA into a French société en commandite par actions was duly authorized by all requisite actions of EDA’s corporate bodies.

8.                                       The Standby Credit Agreement constitutes valid and binding obligations of TWDC, enforceable against it in accordance with its terms.

The opinions set forth above are subject to the following qualifications:

A.                                  In rendering our opinions in paragraphs 1. and 2. above, we have relied without independent investigation solely on each of the applicable the extrait K-bis referred to in paragraph (e) of the list of documents examined by us, and we express such opinion solely as of the date of such extrait K-bis.

B.                                    In rendering our opinions in paragraphs 3. and 4. above, we have relied without independent investigation solely on the documents referred to in paragraphs (a), (f), (g) and (h) of the list of documents examined by us;

C.                                    In rendering our opinions in paragraph  5. above, we have relied without independent investigation solely on the documents referred to in paragraphs (i), (j), (k) and (l) of the list of documents examined by us;

D.                                   In rendering our opinions in paragraph 6. above, we have relied without independent investigation solely on the documents referred to in paragraphs (m), (n), (o) and (p) of the list of documents examined by us;

E.                                     With respect to our opinions in paragraphs 5 and 6 above, we wish to call your attention to the fact that one legal commentator (Paul Le Cannu, Dictionnaire Joly Sociétés, SAS – Société par Actions Simplifiée, No. 142, 2003) has taken the position that it is not possible in an société par actions simplifiée with a single shareholder for the sole shareholder to vote on a contribution in kind made by such shareholder to the société par actions simplifiée.  Mr. Le Cannu’s analysis is based on Article L.225-10 of the French Code de commerce governing sociétés anonymes, which provides that a shareholder making a contribution in kind to a société anonyme may not vote at a shareholders meeting on the proposed approval of such contribution, and on Article L.227-1 of the French Code de commerce according to which provisions applicable to sociétés anonymes are applicable to sociétés par actions simplifiées to the extent they are compatible with specific rules governing sociétés par actions simplifiées.  However, we disagree with Mr. Le Cannu’s analysis.  As rules on sociétés par actions simplifiées specifically provide that such companies (unlike sociétés anonymes) may have only one shareholder, our analysis is that Article L.225-10 of the French Code de commerce is not applicable to sociétés par actions simpifiées with a single shareholder, as otherwise such shareholder would be prohibited from making any contribution in kind to the company, a result so extraordinary that in our opinion it could result only from a specific legal provision to that effect.  We note that Mr. Le Cannu concurred with our conclusion in a prior publication (Paul Le Cannu, Encyclopédie Dalloz, Répertoire de droit des sociétés, Sociétés par actions simplifiées, No. 238, 2000);

F.                                     In rendering our opinions in paragraph 7 above, we hare relied without independent investigation solely on the document referred to in paragraph (q) of the list of documents examined by us;

G.                                    We do not express any opinion as to whether the second sentence of Section 2.3.1 of the Standby Credit Agreement is valid, binding or enforceable under French law;

H.                                   Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of TWDC, (a) we have assumed that TWDC and any other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinions are subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally;

I.                                        We express no opinion as to the availability of the remedy of specific performance or any remedies other than those culminating in a judgment for the payment of money as contemplated by Section 1142 of the French Code civil;

J.                                       In respect of payment obligations, French courts have the power, in light of the debtor’s position and the creditor’s needs, to defer or otherwise reschedule payment dates pursuant to Section 1244-1 of the French Code civil, which also permits French courts to decide that any amounts so deferred or rescheduled will bear interest at a rate lower than rate previously agreed among the parties and/or that payments will be first applied towards repayment of principal;

K.                                   A French court may require the Standby Credit Agreement to be translated into the French language by a sworn translator (traducteur assermenté) as a condition to its admissibility into evidence or before deeming it to be in proper form for enforcement; and

L.                                     Under the French Code général des impôts, a stamp tax of a nominal amount is due in respect of any written agreement or other instrument documenting an obligation to pay money, before use of such agreement or instrument can be made in the French Republic, whether in a public act, a declaration of any kind, or in dealing with any governmental authority, incuding the courts of the French Republic.

We are rendering this opinion in our capacity as Avocats au Barreau de Paris.  This opinion is addressed to BNP Paribas and Calyon solely for BNP Paribas’ and Calyon’s own use and that of the lenders that they respectively represent as Agent under the Contrat d’Ouverture de Crédit Multidevises dated September 5, 1989, as amended; the Contrat d’Avances d’Associés dated April 26, 1989, as amended; the Contrat d’Ouverture de Crédit dated March 25, 1991, as amended; and the Contrat d’Avances dated March 25, 1991, as amended, and for the purpose of the Convention de Modifications et de Réitération – Crédit Phase IA dated December 1, 2004, among Euro Disney SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas; the Convention de Modifications et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon; the Convention de Modifications et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and the Convention de Modifications et de Réitération – Avances Phase IB among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.  This opinion is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to for any other purpose and may not be relied upon by anyone else; provided, however, that a copy of this opinion may be shown to Caisse des Dépôts et Consignations.  We assume no obligation to advise you or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.  This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to any other matter.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:

Fabrice Baumgartner, a Partner

December 1, 2004

BNP Paribas

E.C.E.P.

Project Finance

37, place du Marché St-Honoré

75001 Paris

as Agent under the

Contrat d’Ouverture de Crédit Multidevises

dated September 5, 1989, as amended

among Euro Disney SCA, Euro Disneyland SNC

and various lenders represented by BNP Paribas

Calyon

9, quai Paul Doumer

92920 Paris La Défense Cedex

as Agent under the

Contrat d’Avances d’Associés

dated April 26, 2989, as amended

among Euro Disneyland SNC

and various lenders represented by Calyon;

Contrat d’Ouverture de Crédit

dated March 25, 1991, as amended

among EDL Hôtels SCA, certain SNCs

and various lenders represented by Calyon; and

Contrat d’Avances

dated March 25, 1991, as amended

among certain SNCs, EDL Hôtels SCA as guarantor

and various lenders represented by Calyon.

Ladies and Gentlemen:

We have acted as special U.S. counsel to The Walt Disney Company (“TWDC), Disney Enterprises, Inc. (“DEI”), Euro Disney Investments, Inc. (“EDI”) and EDL SNC Corporation (“EDS”) in connection with (i) the 2004 Standby Revolving Credit Agreement dated September 30, 2004 (the “Standby Credit Agreement”) between TWDC and Euro Disney SCA; (ii) certain undertaking letters (the “Undertaking Letters”) of TWDC copies of which are attached to this letter; (iii) an undertaking letter (the “DEI Undertaking Letter”) of DEI a copy of which is attached to this letter;  (iv) the subscription by way of set-off against certain receivables by EDI and EDS to two share capital increases of Euro Disney Associés SNC (“EDA”) in the amount of €192,025,892.32 (including share issue premium) each; and (v) the contribution (apport) by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA.

This opinion is delivered to you pursuant to Section 6(A)(2)(aa) of the Convention de Modification et de Réitération – Crédit Phase IA dated December 1, 2004 among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas as Agent; Section 3(A)(2)(c) of the Convention de Modification et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon as Agent; Section 5(A)(2)(c) of the Convention de Modification et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and Section 5(A)(2)(c) of the Convention de Modification et de Réitération – Avances Phase IB dated December 1, 2004 among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.

In arriving at the opinions expressed below, we have reviewed and relied upon the following documents:

(s)                                  copies of the by-laws of each of TWDC, DEI, EDI and EDS, certified by each of their respective corporate secretaries;

(t)                                    copies of the certificates of incorporation of each of TWDC, DEI, EDI and EDS, certified by the Secretary of State of the State of Delaware or by their respective corporate secretaries;

(u)                                 an executed copy of the Contribution Agreement (contrat d’apport, hereafter the “EDI Contribution Agreement”) between EDI and EDI SAS, dated September 30, 2004;

(v)                                 an executed copy of the Contribution Agreement (contrat d’apport, hereafter the “EDS Contribution Agreement”) between EDS and EDS SAS, dated September 30, 2004;

(w)                               an executed copy of the Standby Credit Agreement; and

(x)                                   executed copies of the Undertaking Letters and the DEI Undertaking Letter.

The Standby Credit Agreement, the Undertaking Letters, DEI Undertaking Letter, the EDI Contribution Agreement and the EDS Contribution Agreement are referred to collectively as the “Documents.”

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of TWDC, DEI, EDI and EDS and such other instruments and other certificates of public officials, officers and representatives of TWDC, DEI, EDI and EDS and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy as to factual matters of the representations and warranties of TWDC, DEI, EDI and EDS contained in the various agreements that we have reviewed).

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.               Each of TWDC, DEI, EDI and EDS is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.               Each of TWDC, DEI, EDI and EDS has the corporate power to enter into the Documents to which they are parties and to perform their obligations thereunder.

3.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, have been duly authorized by all necessary corporate action on the part of TWDC, DEI, EDI or EDS, as the case may be.

4.               The Standby Credit Agreement has been duly executed by TWDC.

5.               The Undertaking Letters have been duly executed and delivered by TWDC and are valid and binding obligations of TWDC, enforceable against TWDC in accordance with their respective terms.

6.               The DEI Undertaking Letter has been duly executed and delivered by DEI and is a valid and binding obligation of DEI, enforceable against DEI in accordance with its terms.

7.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, do not result in the violation or breach of any provision of their respective certificates of incorporation or by-laws or of any provision of the laws of the State of New York or the United States applicable to each of TWDC, DEI, EDI and EDS (except for the purposes of this paragraph we express no opinion as to any U.S. federal securities laws or any state securities laws or Blue Sky laws).

8.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, do not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York (except for the purposes of this paragraph we express no opinion as to any consent, approval, authorization, registration or qualification that may be required under U.S. federal securities laws or state securities laws or Blue Sky laws).

9.               A final, conclusive judgment for the payment of a sum of money of the Tribunal de Commerce de Paris that is enforceable in France against TWDC in respect of the Standby Credit Agreement will be enforced by any court of the State of New York, and any U.S. federal court sitting in the State of New York, without review of the merits, unless:

(i)                         the judgment was rendered under a system that does not provide impartial tribunals or procedures compatible with the requirements of due process of law;

(ii)                      the Tribunal de Commerce de Paris did not have jurisdiction over the subject matter;

(iii)                   the defendant did not receive notice of the relevant proceedings in sufficient time to enable it to defend;

(iv)                  the judgment was obtained by fraud;

(v)                     the cause of action on which the judgment is based is repugnant to the public policy of the State of New York;

(vi)                  the judgment conflicts with another final and conclusive judgment;

(vii)               the proceeding was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the Tribunal de Commerce de Paris; or

(viii)            in the case of jurisdiction based only on personal service, the Tribunal de Commerce de Paris was a seriously inconvenient forum for the trial of the action.

Insofar as the foregoing opinions relate to the valid existence and good standing of TWDC, DEI, EDI and EDS, they are based solely on a certificate of good standing received from the Secretary of State of the State of Delaware and on a telephonic confirmation from such Secretary of State.  Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of TWDC or DEI, (a) we have assumed that each other party to such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement enforceable against it (except that no such assumption is made as to TWDC or DEI regarding matters of the General Corporation Law of the State of Delaware or the law of the State of New York that in our experience are normally applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed in paragraphs 7 and 8, we express no opinion as to any violation of, or any consent, approval, authorization, registration or qualification required under, any law or regulations which may have become applicable to TWDC, DEI, EDI and EDS as a result of the involvement of other parties in the transactions referred to in the Documents to which each is a party because of their legal or regulatory status or because of any other facts specifically pertaining to them.  In addition, the opinions expressed in such paragraphs 7 and 8 relate only to those laws and regulations that, in our experience, are normally applicable to transactions of the type referred to in the Documents to which each is a party.

We note that (i) provisions in any agreement by which a party submits to the general jurisdiction of the courts of the State of New York, the U.S. federal courts sitting in the State of New York are subject to the applicable limitations on the competent jurisdiction of such courts; and (ii) we express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action between two parties neither of which is a citizen of any U.S. state for purposes of 28 U.S.C. Sec. 1332

We note that the designation under the Undertaking Letters and the DEI Undertaking Letter of the U.S. federal courts located in the State of New York as the venue for actions or proceedings with respect thereto or any proceeding to execute or otherwise enforce any judgment in respect of any breach thereof (notwithstanding the waiver therein) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the ground that such a federal court is an inconvenient forum for such an action or proceeding.

We note that effective enforcement of a foreign currency claim in the New York State courts or the U.S. federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of the claim) be converted into United States dollars at the rate of exchange prevailing on a specified date.

The foregoing opinions are limited to the law of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

This opinion is addressed to BNP Paribas and Calyon solely for BNP Paribas’ and Calyon’s own use and that of the lenders that they respectively represent as Agent under the Contrat d’Ouverture de Crédit Multidevises dated September 5, 1989, as amended; the Contrat d’Avances d’Associés dated April 26, 2989, as amended; the Contrat d’Ouverture de Crédit dated March 25, 1991, as amended; and the Contrat d’Avances dated March 25, 1991, as amended, and for the purpose of the Convention de Modification et de Réitération – Crédit Phase IA dated December 1, 2004, among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC, the Agent and various lenders represented by BNP Paribas; the Convention de Modification et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon; the Convention de Modification et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and the Convention de Modification et de Réitération – Avances Phase IB among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.  This opinion is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to for any other purpose and may not be relied upon by anyone other than the Agent or such lenders; provided, however, that a copy of this opinion may be shown to Caisse des Dépôts et Consignations.  We assume no obligation to advise you or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:
Andrew Bernstein, a Partner